PROSPECTUS SUPPLEMENT NO. 5 to Prospectus Dated January 15, 2003
of

COMPUTER ASSOCIATES INTERNATIONAL, INC.
Relating to
Resales by Selling Securityholders
of
5% Convertible Senior Notes and Shares
of Common Stock Issuable upon Conversion of the Senior Notes

        This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

Selling Holder	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Goldman Sachs and Company (1)	$28,036,000	1,151,847	1,151,847	0

(1)
Goldman Sachs and Company has advised that of the $28,036,000 in aggregate principal amount of the Senior Notes it currently owns, $12,773,000 in aggregate principal amount was previously not registered.

Prospectus Supplement dated May 5, 2003